July 31, 2014

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

FHLBNY Announces 2Q14 Operating Highlights

As we move through the second half of the year, I am pleased to report that your Home Loan Bank continues to perform well. Our results for the second quarter reflect the stability and dependability our members expect from our cooperative. We posted net income of $76.9 million for the quarter, closing out a strong first half of the year. And our members continue to depend on us as a reliable source of funding, with $96.8 billion in advances in the second quarter. This strong level of activity was evident in June, with average advances of $93.1 billion, an increase of $4.7 billion from May.

Increasing the Value of Membership

For many members, daily access to a steady source of funding is the most valuable aspect of Home Loan Bank membership. But the Home Loan Bank provides value in many ways beyond advances, from affordable housing grants to our Triple-A Letters of Credit to our Mortgage Partnership Finance® Program, as well as a fair quarterly dividend.

The FHLBNY is continually looking to determine how best to distribute value to members of our cooperative. A recent initiative, led by our Strategic Planning Team, studied every aspect of Home Loan Bank membership in order to determine the best way to improve our ability to deliver value to our members. On July 2nd we reported to our members the results of this initiative, announcing that we would change our Capital Plan to, among other items, reduce our Membership Stock Purchase Requirement to .15 percent of members’ mortgage-related assets, from the prior requirement of .20 percent. The changes to the Capital Plan will become effective on August 1st.

The 25 percent reduction in the Membership Stock Purchase Requirement is a simple and immediate way to add value to membership in the Home Loan Bank, and is part of our ongoing focus on providing value to all of our members. It means more capital on hand for our members, and, based on our current projections, we expect that this reduction in capital stock purchase requirements should enable us to pay a higher dividend in future quarters, which means members will receive a greater return on their investment in our cooperative.

FHLBNY Posts Stress Test Results

Our continued performance and strong balance sheet keep us well-positioned in the actual environment, but your cooperative is also well-positioned for potential adverse environments. As required by the Dodd–Frank Wall Street Reform and Consumer Protection Act, the FHLBNY conducted a “Stress Test” using regulator-specified scenarios and assumptions to determine whether we have the capital necessary to absorb losses as a result of adverse economic conditions. On July 17th, we posted the results of the Stress Test to the Investor Relations section of our website (www.fhlbny.com). These results show that the Bank remains adequately capitalized under both the Test’s Adverse and Severely Adverse Scenarios, and remains above regulatory capital requirements over the nine-quarter Stress Test planning horizon.

Past crises have revealed the strength of the partnership between the Home Loan Bank and our members. And, based on our Stress Test results, we believe that this partnership can weather even the most adverse environments. But it does not take a crisis for members to benefit from the Home Loan Bank. Every day, our members put advances to work in their communities, to the tune of nearly $100 billion in funding flowing through the region. And, as the changes to our Capital Plan reflect, your Home Loan Bank continues to look for – and find – ways to enhance the value of membership in our cooperative.

Sincerely,

José R. González
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.